January 22, 2010 Medium-Term Notes, Series D No. 2009-MTNDD 480 Registration Statement Nos. 333-157386 and 333-157386-01 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in International Equities

Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012

Buffered Performance Leveraged Upside SecuritiesSM

Buffered PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies while providing limited protection against negative performance by the asset. Once the value of the asset has decreased by more than a specified buffer amount, the investor is exposed to the negative price performance, subject to a minimum payment at maturity. At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity. At maturity, if the asset has depreciated, and (i) if the closing price of the asset has not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par or (ii) if the closing price of the asset has declined by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount, subject to a minimum payment at maturity. The investor may lose up to 90% of the stated principal amount of the Buffered PLUS. The Buffered PLUS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the Buffered PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the Buffered PLUS are subject to the credit risk of Citigroup Inc.

SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the Buffered PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because 90% of the stated principal amount of the Buffered PLUS is at risk, you may receive an amount at maturity that is less than the stated principal amount of your initial investment.
Maturity date:	February 27, 2012
Underlying shares:	Shares of the iShares® MSCI Emerging Markets Index Fund (“EEM”)
Aggregate principal amount:	$
Payment at maturity per Buffered PLUS:	■ If the final share price is greater than the initial share price: $10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.

■    If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10% from the initial share price: $10

■ If the final share price is less than the Initial share price and has decreased from the Initial share price by an amount greater than the buffer amount of 10% from the initial share price:
($10 x share performance factor) + $1.00
This amount will be less than the stated principal amount of $10. However, under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Leveraged upside payment:	$10 x leverage factor x share percent increase
Initial share price:	The closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date
Valuation date:	February 22, 2012, subject to postponement for non–trading days and certain market disruption events.
Leverage factor:	200%
Buffer amount:	10%
Maximum payment at maturity:	$12.40 to $12.80 per Buffered PLUS (124% to 128% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS (see “Underwriting fee and issue price” below)
Pricing date:	February , 2010 (expected to price on or about February 22, 2010, or if such day is not a scheduled trading day, the next succeeding scheduled trading day).
Original issue date:	February , 2010 (three business days after the pricing date)
CUSIP:	17314V650
ISIN:	US 17314V6508
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Underwriter	Citigroup Global Markets Inc., an affiliate of the issuer. See “Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary.

Underwriting fee and issue price:	Price to public(1)	Underwriting fee(1)(2)	Proceeds to issuer
Per Buffered PLUS	$10.0000	$0.2250	$9.7750
Total	$	$	$

(1) The actual price to public and underwriting fee for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by that investor. The lowest price payable by an investor is $9.9250 per Buffered PLUS. Please see “Syndicate Information” on page 9 for further details.

(2) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed concession of $0.2250 for each Buffered PLUS they sell. See “Fees and selling concessions” on page 8. The concession may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by an investor. See “Syndicate Information” on page 9.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PLUS PRODUCT SUPPLEMENT, PROSPECTUS SUPPLEMENT AND PROSPECTUS,

EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

PLUS Product Supplement filed on December 3, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000119312509246765/d424b2.htm

Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

THE BUFFERED PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR

ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a PLUS product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the PLUS product supplement, prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding Inc. and Citigroup Inc. have filed with the Commission for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, you can request the PLUS product supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012

Buffered Performance Leveraged Upside SecuritiesSM

Investment Overview

Buffered Performance Leveraged Upside Securities

The Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012 (the “Buffered PLUS”) can be used:

■	As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares
■	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario
■

To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

■	To obtain a buffer against a specified level of negative performance in the underlying shares

Maturity:	Approximately 2 years

Leverage factor:	200%

Maximum payment at maturity:	$12.40 to $12.80 per Buffered PLUS (124% to 128% of the stated principal amount) (to be determined on the pricing date)

Buffer amount:	10%

Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)

Coupon:	None

iShares® MSCI Emerging Markets Index Fund Overview

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares®, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI Inc. and is intended to provide performance benchmarks for certain emerging equity markets including Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the iShares® MSCI Emerging Markets Index Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information, please see “Information about the Underlying Shares” in this offering summary.

Information as of market close on January 21, 2010:

Bloomberg Ticker Symbol:	EEM UP

Current Share Price:	40.48

52 Weeks Ago (on 1/21/09):	22.75

52 Week High (on 1/8/10):	43.22

52 Week Low (on 3/2/09):	19.93

January 2010	Page 2

Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012

Buffered Performance Leveraged Upside SecuritiesSM

January 2010	Page 3

Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012

Buffered Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

The Buffered PLUS offer 200% leveraged upside on the positive performance of the underlying shares, subject to a maximum payment at maturity of $12.40 to $12.80 per Buffered PLUS (124% to 128% of the stated principal amount), and provide a buffer against a decline of 10% in the underlying shares, ensuring a minimum payment of $1.00 per Buffered PLUS at maturity.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying shares.

Payment Scenario 1	The underlying shares increase in price and, at maturity, the Buffered PLUS redeem for the stated principal amount of $10 plus 200% of the share percent increase, subject to a maximum payment at maturity of $12.40 to $12.80 per Buffered PLUS (124% to 128% of the stated principal amount).

Payment Scenario 2	The underlying shares decline in price by no more than 10% and, at maturity, the Buffered PLUS redeem for the stated principal amount of $10.

Payment Scenario 3	The underlying shares decline in price by more than 10% and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the price of the underlying shares from the initial share price, plus the buffer amount of 10%. (Example: if the underlying shares decrease in price by 30%, the Buffered PLUS will redeem for $8.00, or 80% of the stated principal amount.) The minimum payment at maturity is $1.00 per Buffered PLUS.

Summary of Selected Key Risks (see page 11)

■	90% of the stated principal amount is at risk.

■	No interest payments.

■	The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.

■

Market price of the Buffered PLUS will be influenced by many unpredictable factors, including the trading price, volatility and dividends of the underlying shares and of the stocks composing the MSCI Emerging Markets Index, and you may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

■

The Buffered PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Buffered PLUS, and any actual or anticipated change to its credit ratings and credit spreads may adversely affect the market value of the Buffered PLUS.

■	Investing in the Buffered PLUS is not equivalent to investing in the underlying shares or the stocks composing the MSCI Emerging Markets Index.

■	The price of the underlying shares is subject to currency exchange risk.

■	There are risks associated with investments in securities such as the Buffered PLUS linked to the value of emerging markets equity securities.

■	Adjustments to the underlying shares or to the MSCI Emerging Markets Index could adversely affect the value of the Buffered PLUS.

■	The underlying shares and the MSCI Emerging Markets Index are different.

■	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

■	The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.

■	Economic interests of the calculation agent, an affiliate of the issuer, may be adverse to the investors.

■	Hedging and trading activity could potentially adversely affect the value of the Buffered PLUS.

■	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

January 2010	Page 4

Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012

Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS offered are senior unsecured obligations of Citigroup Funding, will pay no interest, provide a minimum payment at maturity of only 10% of the stated principal amount and have the terms described in the accompanying PLUS product supplement, prospectus supplement and prospectus, as supplemented or modified by this offering summary. At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing price of one underlying share on the valuation date. The investor may lose up to 90% of the stated principal amount, subject to a minimum payment of $1.00 per Buffered PLUS. The Buffered PLUS are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Notes program. All payments on the Buffered PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Buffered PLUS.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
February , 2010 (expected to price on or about February 22, 2010, or if such day is not a scheduled trading day, the next succeeding scheduled trading day)	February , 2010 (Three business days after the pricing date)	February 27, 2012

Key Terms
Issuer:	Citigroup Funding Inc.
Underlying shares:	Shares of the iShares® MSCI Emerging Markets Index Fund (“EEM”)
Guarantee:	Any payments due on the Buffered PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because 90% of the stated principal amount of the Buffered PLUS is at risk, you may receive an amount at maturity that is less than the stated principal amount of your initial investment.
Share underlying index:	MSCI Emerging Markets Index
Original issue price:	$10 per Buffered PLUS (see “Syndicate Information” on page 9)
Aggregate principal amount:	$
Stated principal amount:	$10 per Buffered PLUS
Denominations:	$10 per Buffered PLUS and integral multiples thereof
Interest:	None
Payment at maturity per Buffered PLUS:

If the final share price is greater than the initial share price:

$10 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final share price is less than or equal to the initial share price but has decreased by an amount less than or equal to the buffer amount of 10% from the initial share price:

$10

If the final share price is less than the initial share price and has decreased by an amount greater than the buffer amount of 10% from the initial share price:

($10 x share performance factor) + $1.00

This amount will be less than the stated principal amount of $10. However, under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.

Leverage factor:	200%
Buffer amount:	10%
Share percent increase:	(final share price – initial share price) / initial share price
Leveraged upside payment:	$10 x leverage factor x share percent increase
Initial share price:	The closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date
Valuation date:	February 22, 2012, subject to postponement for non-trading days and certain market disruption events
Share performance factor:	final share price / initial share price
Maximum payment at maturity:	$12.40 to $12.80 per Buffered PLUS (124% to 128% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount of the Buffered PLUS)
Risk factors:	Please see “Risk Factors” beginning on page 11.

January 2010	Page 5

Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012

Buffered Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	17314V650
ISIN:	US17314V6508
Tax considerations:

The following summarizes certain federal income tax considerations for U.S. investors (“U.S. Holders”) and certain non-U.S. investors described below that are initial holders of the Buffered PLUS and that hold the Buffered PLUS as capital assets.

For U.S. federal income tax purposes, each holder agrees to treat the Buffered PLUS as a cash-settled prepaid forward contract, subject to a floor, on the value of the underlying index on the valuation date, pursuant to which forward contract, at maturity the holder will receive the cash value of the underlying index subject to certain adjustments. Under this characterization, the amounts invested by a U.S. Holder should be treated as a cash deposit that will be used to satisfy the holder’s obligation under the Buffered PLUS. Thus a U.S. Holder’s tax basis in a Buffered PLUS generally will equal the holder’s cost for that Buffered PLUS. At maturity or upon the sale or other taxable disposition of a Buffered PLUS, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount the U.S. Holder receives and the holder’s tax basis in the Buffered PLUS. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the Buffered PLUS for more than one year at the time of disposition.

Although the matter is not clear, it is possible that a portion of long-term capital gains realized by you in respect of the Buffered PLUS could be recharacterized as ordinary income and that the deemed underpayment of tax with respect to the deferral of such ordinary income could be subject to an interest charge. This possibility arises from the fact that the Buffered PLUS are likely to constitute a “constructive ownership” transaction within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended. For a discussion of the possible application of Section 1260, please refer to the discussion under “United States Federal Income Tax Considerations- Possible Application of Section 1260” in the accompanying PLUS product supplement.

No statutory, judicial or administrative authority directly addresses the characterization of the Buffered PLUS or instruments similar to the Buffered PLUS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS are not certain. Accordingly, a prospective investor (including a tax-exempt investor) in the Buffered PLUS should consult his or her tax advisor in determining the tax consequences of an investment in the Buffered PLUS, including the application of State, Local or other tax laws and the possible effects of changes in Federal or other tax laws.

It is also possible that future regulations or other Internal Revenue Service (“IRS”) guidance would require you to accrue income on the Buffered PLUS on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Buffered PLUS in another manner that significantly differs from the agreed-to treatment discussed above. The IRS and U.S. Treasury Department issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the Buffered PLUS. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

In addition, legislation has been introduced for consideration in the U.S. Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the Buffered PLUS) acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain.

January 2010	Page 6

Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012

Buffered Performance Leveraged Upside SecuritiesSM

Any capital gain realized by a holder that is not a U.S. person (“Non-U.S. Holder”) upon the sale or other disposition of the Buffered PLUS should not be subject to U.S. federal income tax if:

•     such gain is not effectively connected with a U.S. trade or business of such holder, and

•     in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the Buffered PLUS.

You should refer to the PLUS product supplement related to this offering for additional information relating to U.S. federal income tax and should consult your own tax advisors to determine tax consequences particular to your situation.

Trustee:	The Bank of New York Mellon.
Calculation agent:	Citigroup Global Markets Inc.
Use of proceeds and hedging:

The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our affiliates.

On or prior to the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in the underlying shares and in futures and options contracts on the underlying shares, or in any other securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the price of the underlying shares, and therefore the price at which the underlying shares must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the Buffered PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

ERISA and IRA purchase considerations:

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Buffered PLUS as long as either (A) (1) no Citigroup Global Markets affiliate or employee or affiliate’s employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Buffered PLUS or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the Buffered PLUS or (B) its acquisition and holding of the Buffered PLUS is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Buffered PLUS by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the PLUS product supplement for more information.

January 2010	Page 7

Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012

Buffered Performance Leveraged Upside SecuritiesSM

Fees and selling concessions:

Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the Buffered PLUS, will receive an underwriting fee of $0.2250 from Citigroup Funding for each Buffered PLUS sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney, and their financial advisors collectively a fixed concession of $0.2250 for each Buffered PLUS they sell. The underwriting fee and selling concession payable in connection with sales of Buffered PLUS may be reduced for volume purchase discounts in accordance with the chart below.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Buffered PLUS declines. You should refer to “Risk Factors” below and “Risk Factors” and “Plan of Distribution; Conflicts of Interest” in the PLUS product supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:	Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering of the Buffered PLUS will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the Buffered PLUS, either directly or indirectly.
Contact:	Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7288.

Syndicate Information

The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per Buffered PLUS may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by a particular investor according to the following chart.

Syndicate Information

Aggregate Principal Amount of Buffered PLUS for Any Single Investor	Price to Public per Buffered PLUS	Underwriting Fee per Buffered PLUS	Selling Concession per Buffered PLUS
< $1,000,000	$10.0000	$0.2250	$0.2250
≥ $1,000,000 and < $3,000,000	$9.9625	$0.1875	$0.1875
≥ $3,000,000 and < $5,000,000	$9.9438	$0.1688	$0.1688
≥ $5,000,000	$9.9250	$0.1500	$0.1500

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the Buffered PLUS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the Buffered PLUS. We encourage you to read the accompanying PLUS product supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

January 2010	Page 8

Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012

Buffered Performance Leveraged Upside SecuritiesSM

How Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$10 per Buffered PLUS

Leverage factor:	200%

Buffer amount:	10%

Hypothetical maximum payment at maturity:	$12.60 per Buffered PLUS (126% of the stated principal amount)

Minimum payment at maturity:	$1.00 per Buffered PLUS

How it works

■

If the final share price is greater than the initial share price, investors will receive the $10 stated principal amount plus 200% of the appreciation of the underlying shares over the term of the Buffered PLUS, subject to the maximum payment at maturity. In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a final share price of 113% of the initial share price.

■

If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%, investors will receive the stated principal amount of $10 per Buffered PLUS.

■

If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the price of the underlying shares from the initial share price, plus the buffer amount of 10%. The minimum payment at maturity is $1.00 per Buffered PLUS.

•	For example, if the underlying shares depreciate 30%, investors would lose 20% of their principal and receive only $8.00 per Buffered PLUS at maturity, or 80% of the stated principal amount.

January 2010	Page 9

Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012

Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the closing price of the underlying shares on the valuation date, as determined as follows:

If the final share price is greater than the initial share price:

$10  +  leveraged upside payment; subject to the maximum payment at maturity.

Leveraged Upside Payment
Principal		Principal		Leverage Factor			Share Percent Increase

$10	+	$10	×	200%	×	(	final share price – initial share price	)
							initial share price

If the final share price is less than or equal to the initial share price, but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%:

the stated principal amount of $10

If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%:

($10  x  share performance factor)  +  $1.00

Principal		Share Performance Factor

$10	×	final share price	+	$1.00
		initial share price

Because the share performance factor will be less than 0.9, the payment at maturity will be less than the stated principal amount under this scenario.

Under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.

January 2010	Page 10

Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due February 27, 2012

Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying PLUS product supplement and “Risk Factors” in the related prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

■

Buffered PLUS do not pay interest and you may lose up to 90% of the stated principal amount. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 10% of the stated principal amount of the Buffered PLUS, subject to the credit risk of Citigroup Inc. If the final share price is less than 90% of the Initial share price, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the closing price of the underlying shares, plus $1.00 per Buffered PLUS. Thus, you may lose up to 90% of the stated principal amount of your investment in the Buffered PLUS.

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Volatility of the underlying shares. Historically, the price of the underlying shares has been volatile. From January 3, 2005 to January 21, 2010, the closing price of the underlying shares has been as low as $18.21 per share and as high as $55.63 per share. The volatility of the price of the underlying shares may result in your receiving at maturity an amount less than the stated principal amount of your investment in the Buffered PLUS, subject to the minimum payment at maturity.

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Potential for a lower comparable yield. The Buffered PLUS do not pay any periodic interest. As a result, if the final share price of the underlying shares does not increase sufficiently from the Initial share price, the effective yield on the Buffered PLUS will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

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The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity. The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $12.40 to $12.80 per Buffered PLUS, or 124% to 128% of the stated principal amount. The actual maximum payment at maturity will be determined on the pricing date. Although the leverage factor provides 200% exposure to any increase in the final share price over the initial share price, because the payment at maturity will be limited to 124% to 128% of the stated principal amount for the Buffered PLUS, any increase in the final share price over the initial share price by more than 12% to 14% of the initial share price will not increase the return on the Buffered PLUS.

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The market price of the Buffered PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the Buffered PLUS in the secondary market, including the trading price, volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and of the stocks composing the share underlying index, interest and yield rates in the market, time remaining until the Buffered PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or equities markets generally and which may affect the final share price of the underlying shares, the exchange rates of the U.S. dollar relative to the currency in which the stocks underlying the share underlying index trade, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the share price, and any actual or anticipated changes in our credit ratings or credit spreads. The price of the underlying shares may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount of the Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

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The Buffered PLUS are subject to the credit risk of Citigroup Inc. and any actual or anticipated changes to its credit ratings and credit spreads may adversely affect the market value of the Buffered PLUS. Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Buffered PLUS, to pay all amounts due on the Buffered PLUS at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the Buffered PLUS.

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Investing in the Buffered PLUS is not equivalent to investing in the underlying shares. Investing in the Buffered PLUS is not equivalent to investing in the underlying shares, the share underlying index or the stocks that constitute the share underlying index. Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the share underlying index.

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The price of the underlying shares is subject to currency exchange risk. Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the share underlying index, holders of the Buffered PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by

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macroeconomic factors and speculative actions related to each region. An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the share underlying index, the price of the underlying shares will be adversely affected and the payment at maturity on the Buffered PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

■	existing and expected rates of inflation;

■	existing and expected interest rate levels;

■	the balance of payments; and

■	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

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There are risks associated with investments in securities such as the Buffered PLUS linked to the value of emerging markets equity securities. The stocks included in the share underlying index and that are generally tracked by the underlying shares have been issued by companies in various emerging markets. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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Adjustments to the underlying shares or to the share underlying index could adversely affect the value of the Buffered PLUS. The investment advisor to the iShares MSCI Emerging Markets Index Fund, BlackRock Fund Advisors (the “Investment Advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying share index. Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the iShares® MSCI Emerging Markets Index Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Buffered PLUS. MSCI is responsible for calculating and maintaining the share underlying index. MSCI may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the share underlying index. MSCI may discontinue or suspend calculation or publication of the share underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

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The underlying shares and the share underlying index are different. The performance of the underlying shares may not exactly replicate the performance of the share underlying index because the iShares® MSCI Emerging Markets Index Fund will reflect transaction costs and fees that are not included in the calculation of the share underlying index. It is also possible that the iShares® MSCI Emerging Markets Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the share underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® MSCI Emerging Markets Index Fund and the share underlying index or due to other circumstances. The Investment Adviser may invest up to 10% of the iShares® MSCI Emerging Markets Index Fund’s assets in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the share underlying index.

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The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the Buffered PLUS, as well as the cost of hedging our obligations

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under the Buffered PLUS. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the PLUS product supplement.

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The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. Citigroup Global Markets may, but is not obligated to, make a market in the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

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Economic interests of the calculation agent and other affiliates of the issuer may be adverse to the investors. The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered PLUS. As calculation agent, Citigroup Global Markets will determine the Initial share price and the final share price, and calculate the amount of cash you will receive at maturity. Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of successor shares in the event of delisting or suspension of trading in the underlying shares and the calculation of the final share price in the event of termination of the iShares® MSCI Emerging Markets Index Fund may adversely affect the payout to you at maturity.

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Citigroup Funding’s hedging and trading activity could adversely affect the value of the Buffered PLUS. We expect to hedge our obligations under the Buffered PLUS through one or more of our affiliates, which will carry out hedging activities related to the Buffered PLUS (and to other instruments linked to the underlying shares or the share underlying index), including trading in the underlying shares and in other instruments related to the underlying shares or the share underlying index. Our affiliates also trade the underlying shares and the stocks that constitute the share underlying index and other financial instruments related to the share underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the Initial share price and, therefore, could increase the price at which the shares of the iShares® MSCI Emerging Markets Index Fund must close on the valuation date before an investor receives a payment at maturity that exceeds the issue price of the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the closing price of the shares of the iShares® MSCI Emerging Markets Index Fund on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. No statutory, judicial or administrative authority directly addresses the characterization of the Buffered PLUS or instruments similar to the Buffered PLUS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS are not certain. No ruling is being requested from the IRS with respect to the Buffered PLUS and no assurance can be given that the IRS will agree with the conclusions expressed under “Tax considerations” in this offering summary or under “What Are the United States Federal Income Tax Consequences of Investing in the Notes?” and “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement. Also, it is currently unclear in what manner Section 1260 of the Internal Revenue Code of 1986, as amended would apply to the Buffered PLUS. Although the matter is not clear, it is possible that a portion of long-term capital gains, if any, realized by you in respect of the Buffered PLUS could be recharacterized as ordinary income and that the deemed underpayment of tax with respect to the deferral of such ordinary income could be subject to an interest charge. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the Buffered PLUS on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Buffered PLUS in another manner that significantly differs from the agreed-to treatment discussed under “Tax considerations” in this offering summary and under “What Are the United States Federal Income Tax Consequences of Investing in the Notes?” and “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement, and that any such guidance could have retroactive effect.

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Information about the Underlying Shares

The iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company. iShares® consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the iShares® MSCI Emerging Markets Index Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This offering summary relates only to the Buffered PLUS offered hereby and does not relate to the underlying shares. We have derived all disclosures contained in this offering summary regarding iShares from the publicly available documents described in the preceding paragraph. In connection with the offering of the Buffered PLUS, none of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares. None of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the Buffered PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the Buffered PLUS and therefore the trading prices of the Buffered PLUS.

Neither Citigroup Inc. nor any of its subsidiaries makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the Buffered PLUS under the securities laws. As a prospective purchaser of the Buffered PLUS, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Citigroup Global Markets and its affiliates. The Buffered PLUS are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Buffered PLUS or any member of the public regarding the advisability of investing in the Buffered PLUS. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Buffered PLUS.

MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization of emerging markets. It was launched on April 7, 2003 at an initial price of $33.33. The identity and approximate sector weight of the five largest sectors represented in the MSCI Emerging Markets Index as of December 31, 2009 were as follows: Financials (25.07%), Information Technology (15.59%), Energy (15.04%), Materials (14.70%), and Telecommunication Services (9.03%). Current information regarding the market value of the MSCI Emerging Markets Index is published daily by MSCI Barra, the provider of the MSCI Emerging Markets Index, on its website.

The MSCI Emerging Markets Index adjusts the market capitalization of index constituents for free float and targets for index inclusion 85% of free float-adjusted market capitalization in each industry group, within each country. In order to maintain the representativeness of the MSCI Emerging Markets Index, structural changes to the MSCI Emerging Markets Index as a whole may be made by adding or deleting MSCI Emerging Markets Index component securities. Currently, such changes in the MSCI Emerging Markets Index may only be made on four dates throughout the year: as of the close of the last business day of February, May, August and November.

THE MSCI EMERGING MARKETS INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS INCLUDED IN IT, AND YOUR RETURN ON THE NOTES, IF ANY, WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

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Computation of the MSCI Emerging Markets Index: Underlying Stock Eligibility Criteria and Annual Ranking Review. The selection of the companies and securities for the MSCI Emerging Markets Index is based on the following guidelines:

(i) define the equity universe of listed securities within the emerging market countries;

(ii) adjust the total market capitalization for each security for its respective free float available to foreign investors;

(iii) Classify the universe of securities into industry groups under the Global Industry Classification Standard (“GICS”); and

(iv) Select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI Barra considers the proportion of shares outstanding that are deemed to be available for purchase in the public equity markets by international investors. In practice, limitations on free float available to international investors include: strategic and other shareholdings not considered part of available free float; limits on share ownership for foreign investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI Barra will derive a “Foreign Inclusion Factor” for a company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI Barra will then “float-adjust” the weight of each constituent company in the MSCI Emerging Markets Index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in the MSCI Emerging Markets Index.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

MSCI Barra may add additional companies and securities to the MSCI Emerging Markets Index or subtract one or more of its current companies and securities prior to the expiration date of the Notes. Any such adjustments are made to the MSCI Emerging Markets Index so that the value of the index at the effective date of such change is the same as it was immediately prior to such change.

Each company’s securities are maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining the MSCI Emerging Markets Index, emphasis is also placed on continuity, replicability and on minimizing turnover in the index.

MSCI Barra classifies index maintenance in three broad categories. The first category consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index promptly as they occur. The second category consists of quarterly index reviews aimed at promptly reflecting other significant market events. The third category consists of full country index reviews that systematically re-assess the various dimensions of the equity universe for all emerging market countries and are conducted on a fixed annual timetable.

Ongoing event-related changes to the MSCI Emerging Markets Index are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the index at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the MSCI Emerging Markets Index continues to be an accurate reflection of the evolving emerging markets equity marketplace. This is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI Emerging Markets Index at the time of their actual occurrence and that should not wait until the annual index review due to their importance. These quarterly index reviews may result in additions and deletions of MSCI Emerging Markets Index component securities from the MSCI Emerging Markets Index, as well as changes in foreign inclusion factors and in number of shares.

Additions and deletions of securities may result from: the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; changes in industry classification, significant increases or decreases in free float, and relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for early inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose company and/or security free float has fallen to less than 15% as a result of a corporate event and which do not meet specified criteria; the replacement of securities resulting from the review of price source for securities with both domestic and foreign board quotations; the deletion of securities that have become very small or illiquid; or other market events.

Significant changes in free float estimates and corresponding changes in the foreign inclusion factors for securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given

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the lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI Barra’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; or other events of a similar nature.

Updates in the number of shares are generally small changes in a security’s shares outstanding and may result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments, share buybacks or cancellations. The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation.

The annual full MSCI Emerging Markets Index review includes a re-appraisal of the free float-adjusted industry group representation within a country, a detailed review of the shareholder information used to estimate free float for constituent and non-constituent securities, an updating of the minimum size guidelines for new and existing constituent securities, as well as changes typically considered for quarterly index reviews. During a full index review, securities may be added to or deleted from the MSCI Emerging Markets Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for index changes during quarterly index reviews as discussed above. The results of the annual full index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Index maintenance is reflected in the MSCI Emerging Markets Index.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI Barra.

We have derived all information regarding the MSCI Emerging Markets Index from publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, Morgan Stanley Capital International Inc. (“MSCI”) and Barra, Inc. (“Barra”). MSCI Barra is under no obligation to continue to publish, and may discontinue or suspend the publication of, the MSCI Emerging Markets Index at any time. None of Citigroup Global Markets, Citigroup Funding, Citigroup Inc. or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the MSCI Emerging Markets Index.

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Historical Information

The following table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices of the shares of the iShares® MSCI Emerging Markets Index Fund for each quarter in the period from January 3, 2005 through January 21, 2010. The closing price of the shares of the iShares® MSCI Emerging Markets Index Fund on January 21, 2010 was $40.48. We obtained the information in the table below from NYSE Arca, Inc., without independent verification. The historical closing prices of the shares of the iShares® MSCI Emerging Markets Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the price of the shares of the iShares® MSCI Emerging Markets Index Fund on the valuation date.

iShares® MSCI Emerging Markets Index Fund (CUSIP 464287234)	High	Low	Period End
2005
First Quarter	$24.65	$21.23	$22.53
Second Quarter	24.36	21.66	23.83
Third Quarter	28.32	23.93	28.31
Fourth Quarter	29.82	25.06	29.39
2006
First Quarter	33.58	30.42	33.01
Second Quarter	37.02	27.33	31.22
Third Quarter	33.13	29.19	32.28
Fourth Quarter	38.14	31.79	38.09
2007
First Quarter	39.52	35.02	38.74
Second Quarter	44.41	39.12	43.81
Third Quarter	50.10	39.49	49.77
Fourth Quarter	55.63	47.26	50.09
2008
First Quarter	50.35	42.15	44.78
Second Quarter	51.59	44.42	45.18
Third Quarter	44.42	31.32	34.52
Fourth Quarter	33.89	18.21	24.96
2009
First Quarter	27.08	19.93	24.80
Second Quarter	34.63	25.64	32.22
Third Quarter	39.28	30.74	38.90
Fourth Quarter	42.06	37.55	41.50
2010
First Quarter (through January 21)	43.22	40.48	40.48

Additional Considerations

If the shares of the iShares® MSCI Emerging Markets Index Fund are delisted, or trading in such shares is suspended, the calculation agent may select successor or substitute securities that the calculation agent determines in its sole discretion to be comparable to the underlying shares and the price of such successor or substitute securities will be substituted for all purposes. If the iShares® MSCI Emerging Markets Index Fund is liquidated or otherwise terminated, the closing price of the underlying shares will be determined by the calculation agent by reference to the MSCI Emerging Markets Index. You should refer to the section “Description of the Notes – Delisting or Suspension of Trading in the ETF Shares; Termination of the ETF”, “– Discontinuance of an Underlying Index” and “– Alteration of Method of Calculation of an Underlying Index” in the PLUS product supplement for more information.

In case of default in payment at maturity of the Buffered PLUS, the Buffered PLUS will bear interest, payable upon demand of the beneficial owners of the Buffered PLUS in accordance with the terms of the Buffered PLUS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of     % per annum on the unpaid amount due.

PLUSSM is a service mark of Morgan Stanley. Used under license.

© 2010 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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